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                                                                     EXHIBIT 2.2

                     FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     This First Amendment to Asset Purchase Agreement (the "Amendment") is entered into as of December 23, 1998, by and between ZEVEX, Inc. a Delaware corporation, ("Buyer") and Nutrition Medical, Inc., a Minnesota corporation ("Target").

     The parties to this Amendment have previously entered into the Asset Purchase Agreement, dated July 27, 1998, (the "Purchase Agreement").

     The Parties now desire to amend the Purchase Agreement in certain respects as provided in this Amendment.

     Now, therefore, in consideration of the covenants made herein and the Purchase Agreement, the Parties hereby agree as follows.

1.   AMENDMENTS.

     a. Section 2(a)(vii) is hereby amended to read in its entirety as follows:

          "(vii)    agreements, contracts, purchase orders, sales
          orders, indentures, mortgages, instruments, Security Interests, guaranties, commitments, other similar arrangements and rights thereunder (other than the Pump Lease Agreements) as listed Schedule 2(a)(vii)(A), and Pump Lease Agreements as described in Schedule 2(a)(vii)(B) (collectively, the "Assumed Contracts");"

     b. Section 2(e)(iii) is hereby amended to read in its entirety as follows:

          "(iii)    an amount equal to the estimated actual cost of
          the Parts Inventory on the Closing Date less seventy five thousand dollars ($75,000) (the "Estimated Parts Inventory Amount"), subject to adjustment as set forth in Section 2(g) below)."

     c. The fifth sentence of Section 2(f) is hereby amended to read in its entirety as follows:

          "The Parties further agree that the Buyer shall withhold an additional One Hundred Thousand Dollars ($100,000) from the cash portion of the Purchase Price to be delivered at the Closing and that this amount, less deductions pursuant to
          Section 6(i) or Section 8(b) will

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          be delivered to the Target on a deferred basis no later than 270 days following Closing.

     d. The third sentence of Section 2(g) is hereby amended to read in its entirety as follows:

          "Within thirty (30) days after the completion of such inventory, the Target shall prepare and deliver to the Buyer a statement (the "Inventory Statement"), which has been reviewed and reported on by Buyer's independent auditors in accordance with procedures to be established by Buyer and the Target, without exception or qualification, setting forth the actual cost of the Parts Inventory minus seventy five thousand dollars ($75,000) (the "Final Parts Inventory Amount").

2. MISCELLANEOUS. This Amendment to the Purchase Agreement is incorporated in and supersedes the terms of the Purchase Agreement only with regard to the sections specifically identified herein. All other terms and provisions in the Purchase Agreement remain in full force and effect. The Purchase Agreement and this Amendment contain the entire understanding between the parties related to the subject matter hereof and thereof and supersede all prior oral or written agreements or understandings with respect to the subject matter hereof and
thereof.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                              ZEVEX, INC.,
                              a Delaware corporation


                              By   /s/ Phillip L. McStotts
                                 -----------------------------------
                              Name: Phillip L. McStotts
                              Title: Chief Financial Officer


                              NUTRITION MEDICAL, INC.,
                              a Minnesota corporation


                              By   /s/ Richard J. Hegstrand
                                 -----------------------------------
                              Name: Richard J. Hegstrand
                              Title: Chief Operating Officer